                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 0-21967

                          KEY FLORIDA BANCORP, INC.
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            (Exact name of registrant as specified in its charter)

                       6016 26th Street West, Suite 1,
                          Bradenton, Florida  34207
                                (941) 751-4460
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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           (Title of each class of securities covered by this Form)


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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or notice date:

None, following consummaton of the merger of Key Florida Bancorp, Inc. with and into Regions Financial Corporation

        Pursuant to the requirements of the Securities Exchange Act of 1934, Regions Financial Corporation, successor by merger to Key Florida Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  March 31, 1998    By: /s/ Samuel E. Upchurch, Jr.
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                          Name:  Samuel E. Upchurch, Jr.
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                          Title: Executive Vice President and General Counsel
                                 Regions Financial Corporation, successor
                                 by merger to Key Florida Bancorp, Inc.